                                [Logo]


     455 EAST ILLINOIS STREET         SUITE 565        CHICAGO, ILLINOIS 60611





                                                               August 17, 1995



Dear Shareholder:

     You are invited to attend the Annual Meeting of Shareholders which will be held at 10:00 A.M. Chicago time on Thursday, October 5, 1995, at Navy Pier, 600 East Grand Avenue, Room 329, Chicago, Illinois. Please read the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement at your earliest convenience.

     Matters scheduled for consideration at this meeting are: (1) election of
nine (9) Trustees; (2)    ratification of Arthur Andersen LLP as independent
auditors for fiscal 1996; and (3) transaction of other business as may properly come before the meeting or any adjournment thereof. The accompanying Notice and Proxy Statement contain details on these matters.

     I look forward to seeing those shareholders who are able to personally attend the meeting. However, it is important that your shares be represented at the meeting whether or not you attend in person. Accordingly, please sign, date and return the enclosed proxy card promptly. If you attend the meeting, you may revoke your proxy and vote in person.

     Please note that Room 329 is on the second floor of the facility adjacent to Festival Hall and approximately two thirds of the way from the western or land end of the Pier to the east end. If you are driving to the meeting, you will be able to park in the "on Pier" garage under Festival Hall and take stairs or an elevator up to Room 329. If, on the other hand, you are arriving by taxi, please be sure to have the driver take you onto the Pier using the north side access and proceed to the Entrance 2 turn around. You will then be as close as possible to the stairs and elevators up to Room 329. If you simply tell the taxi driver that you are going to Navy Pier, he may try to let you off at the western end of the Pier and you will have to walk almost a half mile from that point to Room 329.

                                        Sincerely,




                                        Charles R. Gardner
                                        President

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 5, 1995

                                  AT NAVY PIER
                         600 EAST GRAND AVENUE, ROOM 329
                                CHICAGO, ILLINOIS

                                                                 August 17, 1995

TO THE SHAREHOLDERS:


The Annual Meeting of Shareholders of The Chicago Dock and Canal Trust will be held at 10:00 A.M. Chicago time on Thursday, October 5, 1995, at Navy Pier, 600 East Grand Avenue, Room 329, Chicago, Illinois for the following purposes:

          (1) To elect nine (9) Trustees to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

          (2) To ratify Arthur Andersen LLP as independent auditors for fiscal 1996.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Trustees has fixed Tuesday, August 18, 1995 at the close of business, as the record date for the determination of shareholders entitled to receive notice of and vote at the meeting and any adjournment thereof.

     Please sign, date and return the enclosed proxy card as soon as possible to ensure representation of your shares at the meeting, whether or not you plan to attend in person. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                              By order of the Board of Trustees,




                              Michael F. Csar
                              Secretary

                        THE CHICAGO DOCK AND CANAL TRUST

                            455 EAST ILLINOIS STREET
                             CHICAGO, ILLINOIS 60611

                                                                 August 17, 1995


                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies in the accompanying form on behalf of the Board of Trustees of The Chicago Dock and Canal Trust (the "Trust") for use at the Annual Meeting of Shareholders to be held at 10:00 A.M. Chicago time on Thursday, October 5, 1995, at Navy Pier, 600 East Grand Avenue, Room 329, Chicago, Illinois, for the purposes set forth in the accompanying Notice of such meeting.

     The enclosed form of proxy, if executed, may nevertheless be revoked at any time by the person giving it. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by giving written notice to the President of the Trust or by giving a later-dated proxy. Shares represented by a properly executed proxy will be voted as directed by the shareholder and in the discretion of the proxies upon any other matter properly presented to the meeting. In the absence of specific directions, shares represented by a properly executed proxy will be voted FOR the election of the nine (9) persons listed herein to the Board of Trustees of the Trust; FOR the ratification of Arthur Andersen LLP as independent auditors for fiscal 1996; and on other business that may properly come before the meeting as the named proxies in their discretion may decide. As of the date of this proxy statement, the Board of Trustees of the Trust has no knowledge of any business to be presented for consideration at the Annual Meeting other than as set forth in the accompanying Notice.

     On August 18, 1995, there were 5,783,800 Common Shares of Beneficial Interest ("shares") of the Trust outstanding and entitled to vote. Each share is entitled to one (1) vote with respect to each matter to be voted upon.
The Trust's Declaration of Trust provides that a majority of the outstanding shares of the Trust entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders of the Trust, and that if a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless, as to a particular matter, the affirmative vote of more than a majority is required by any provision of the Declaration of Trust. Pursuant to the Trust's Declaration of Trust and as allowed by Illinois law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e. shares held by a broker or nominee which are represented at the meeting, with respect to which such broker or nominee is empowered to vote on at least one proposal but not empowered to vote on other proposals) will be counted as shares that are present for the purposes of determining the number of shares represented at the meeting and the presence of a quorum. Each proposal scheduled to come before the Annual Meeting requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (if any) as to any proposal will have the same effect as votes against such proposal.

     The close of business on August 18, 1995 is the date for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting. The Annual Report of the Trust, including balance sheets as of April 30, 1995 and 1994, and statements of income and cash flow for the three fiscal years ended April 30, 1995, 1994, and 1993, is enclosed with this proxy statement. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about August 22, 1995.

     The expense of this solicitation will be borne by the Trust. Trustees, officers and regular employees of the Trust, in the ordinary course of business and at nominal expense, may supplement this solicitation by mail, personal call, telephone, telegraph or letter, for which they will receive no additional compensation. Brokers, banks, or other persons holding shares in their names or in the names of their nominees will, upon request, be reimbursed for their actual expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

                                  AGENDA ITEM 1

                              ELECTION OF TRUSTEES

     At the Annual Meeting, nine (9) Trustees are to be elected, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and shall have qualified. The persons named in the accompanying proxy intend to vote FOR the election of the nominees for Trustees named herein unless votes are withheld in accordance with specific instructions contained in the proxy. To be elected as a Trustee, a nominee must receive the affirmative vote of a majority of the shares of the Trust represented and entitled to vote at the 1995 Annual Meeting. In the event that any nominee is unable or declines to serve, which is not anticipated, the persons named in the proxy intend to vote for such substitutes as may be selected by the Board of Trustees.


                                    NOMINEES

          NAME OF NOMINEE/TRUSTEE AGE
          PRINCIPAL OCCUPATION
          SINCE APRIL 30, 1990
          BUSINESS EXPERIENCE                                       TRUSTEE
          AND OTHER INFORMATION                                      SINCE
          ---------------------                                     -------


     Edward McCormick Blair, Jr., 53, Partner
      in William Blair & Company . . . . . . . . . . . . . . . .     1987

     Peter J.P. Brickfield, 51, Lawyer; Partner
      in Brickfield, Burchette and Ritts, PC . . . . . . . . . .     1980

     Charles R. Gardner, 50, President and Chief
      Executive Officer of the Trust . . . . . . . . . . . . . .     1981

     John S. Gates, Jr., 42, President, Centerpoint
      Properties Corporation (successor to Capital
      and Regional Properties Corporation) . . . . . . . . . . .     New Nominee

     Ogden McC. Hunnewell, 43, Senior Vice President,
      Northland Investment Corporation . . . . . . . . . . . . .     1993

     George A. Ranney, Jr., 55, Lawyer; Partner in Mayer,
      Brown & Platt. . . . . . . . . . . . . . . . . . . . . . .     1987

     Charles N. Seidlitz, 49, President, Bristol
      Associate, Inc . . . . . . . . . . . . . . . . . . . . . .     1988

     Nancy W. Trowbridge, 54, Lawyer; Law Offices of
      Nancy W. Trowbridge. . . . . . . . . . . . . . . . . . . .     1994

     Robert E. Wood II, 57, Senior Executive Vice
      President, Dean Witter Discover & Co. (successor
      to Dean Witter Financial Services Group) . . . . . . . . .     1985

     Nominees and Trustees of the Trust also serve as directors of the following companies: Edward McCormick Blair, Jr.: Research Industries, Inc.; John S.
Gates Jr.: Centerpoint Properties Corporation.   Charles R. Gardner serves
as a member of the Board of Directors of the Metropolitan Pier and Exposition Authority.

     There is no family relationship among any of the Trustees or nominees listed above nor any arrangements or understandings between any such Trustee or nominee and any other person pursuant to which such Trustee or nominee was selected as a Trustee or nominee.

     MEETINGS AND COMMITTES OF THE BOARD

     During fiscal 1995, the Board held five meetings.

     The Audit Committee, consisting of Trustees Wood, Chairman, Hunnewell and Seidlitz, held three meetings in fiscal 1995. The principal functions of the Audit Committee are to recommend annually to the Board for its approval the appointment of the Trust's independent auditors, review the results of the annual audit, monitor the Trust's compliance with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), as a real estate investment trust, review the financial controls of the Trust and consult with the auditors on matters relating to the accounting systems and financial statements of the Trust.

     The Compensation Committee, consisting of Trustees Axelson, Chairman, Brickfield and Wood held five meetings in fiscal 1995. The function of the Compensation Committee is to review and recommend the amount and form of compensation and benefits paid to executive employees and Trustees of the Trust.

     The Nominating Committee, consisting of Trustees Blair, Chairman, Brickfield and Trowbridge, held one meeting in fiscal 1995. The function of the Nominating Committee is to recommend to the Board nominees for election as Officers and Trustees. The Nominating Committee will consider candidates for nominees as Trustees submitted by shareholders. Any shareholder who wishes to have the Nominating Committee consider a candidate should submit the name of the candidate to the Chairman of the Nominating Committee.

     The Negotiating Committee consists of Trustees Gardner, Chairman, Hunnewell, Ranney and Seidlitz. It held three meetings in fiscal 1995. Its principal functions are to consider major operating decisions and make recommendations to the Board.

     The Stock Option Committee, consisting of all non-employee Trustees, held one meeting in fiscal 1995 in conjunction with a meeting of the Board. The functions of the Stock Option Committee are to administer the Trust's Employee Stock Option Plans and to approve all grants of stock options under the Trust's Employee Stock Option Plans.

     Each of the Trustees attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Trustees and (2) the total number of meetings of all Committees of the Board on which he or she served.

                                  AGENDA ITEM 2

                       APPROVAL OF APPOINTMENT OF AUDITORS

     The Board of Trustees has appointed Arthur Andersen LLP as independent auditors of the Trust for the fiscal year 1996, subject to ratification by the Shareholders. Arthur Andersen LLP has been serving as the Trust's independent auditors since its reorganization as a real estate investment trust in 1962. A representative of Arthur Andersen LLP will be present at the 1995 Annual Meeting and will have the opportunity to make a statement, if he so desires, and will also be available to respond to appropriate questions.

     The Board of Trustees recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as auditors.

                   BENEFICIAL OWNERSHIP OF THE TRUST'S SHARES

     At August 17, 1995, the Trust had approximately 540 holders of record of its common shares.

     Under rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares as to which such person directly or indirectly has or shares voting or investment power and, accordingly, does not necessarily indicate an economic interest in the shares. Beneficial ownership also includes shares as to which the individual has the right to acquire such voting or investment power within 60 days, for example, through the exercise of a stock option.

     The following table shows the beneficial ownership of the Trust's shares at August 17, 1995 by (i) each person known to the Trust to be the beneficial owner of more than 5% of the Trust's outstanding shares; (ii) each person who was an executive officer with cash compensation in excess of $100,000 during the year; (iii) each Trustee; (iv) all Trustees and executive officers as a group; and (v) each nominee for election:



                                                           AMOUNT AND                PERCENT OF
                                                           NATURE OF                   SHARES
                                                           BENEFICIAL                  (IF 1%
NAME                                                       OWNERSHIP(1)              OR GREATER)
----                                                       ------------              -----------
Private Capital Management, Inc. . . . . . . . . . . . . . .   596,100 (2)             10.31%
Bruce Sherman
 3003 Tamiami Trail North
 Naples, Florida  33940

United Nations Joint Staff Pension Fund. . . . . . . . . . .   566,812 (3)              9.80%
 United Nations
 New York, New York 10017

Cowen & Company. . . . . . . . . . . . . . . . . . . . . . .   520,200 (4)              8.99%
Cowen Incorporated
Joseph M. Cohen
 Financial Square
 New York, New York 10005

Fred Eychaner. . . . . . . . . . . . . . . . . . . . . . . .   400,000 (5)              6.92%
 c/o Newsweb Corporation
 1645 West Fullerton Avenue
 Chicago, Illinois 60614

Francis Peter Cundill. . . . . . . . . . . . . . . . . . . .   344,500 (6)              5.96%
Peter Cundill Holdings (Bermuda), Ltd.
Peter Cundill & Associates (Bermuda), Ltd
 Clarendon House, Church Street
 Hamilton, Bermuda

Kenneth S. Axelson . . . . . . . . . . . . . . . . . . . . .    15,102 (7)                  -
Edward McCormick Blair, Jr . . . . . . . . . . . . . . . . .    15,102 (7)(8)               -
Peter J.P. Brickfield. . . . . . . . . . . . . . . . . . . .    15,102 (7)(9)               -
Charles R. Gardner . . . . . . . . . . . . . . . . . . . . .   204,942 (10)             3.43%
John S. Gates, Jr. . . . . . . . . . . . . . . . . . . . . .     1,000                      -
Ogden McC. Hunnewell . . . . . . . . . . . . . . . . . . . .    12,002 (11)                 -
George A. Ranney, Jr . . . . . . . . . . . . . . . . . . . .    13,302 (7)                  -
Charles N. Seidlitz. . . . . . . . . . . . . . . . . . . . .   112,947 (7)(12)          1.95%
David R. Tinkham . . . . . . . . . . . . . . . . . . . . . .    54,670 (13)                 -
Nancy W. Trowbridge. . . . . . . . . . . . . . . . . . . . .   145,968 (14)             2.52%
Robert E. Wood II. . . . . . . . . . . . . . . . . . . . . .    13,302 (7)                  -
All Trustees and Executive Officers as a Group (10 persons)    603,439 (15)             9.87%


                                        5


(1) Unless otherwise indicated, the shares listed are owned directly by the indicated person and such person has sole voice voting and investment power as to such shares.
(2) Mr. Sherman is President of Private Capital Management, Inc. ("PCM"). Mr. Sherman and PCM each have shared dispositive power with respect to 596,100 shares and no voting power with respect to such shares based on information contained in the Schedule 13D filed June 16, 1995.
     Mr. Sherman personally owns no shares. The Trust has entered into a letter agreement with Mr. Sherman and PCM which provides, among other things, that neither of them shall acquire shares which would result in the ownership by them of more than 638,900 shares except in accordance with the Trust's Declaration of Trust. The letter agreement further provides that with respect to shares owned by PCM and/or Mr. Sherman, no one person owns or will own (within the meaning of ownership under the Internal Revenue Code and Treasury regulations) more than 9.8% of the Trust's outstanding shares, except in accordance with the provisions of the Trust's Declaration of Trust.
(3) The Trust has been advised that the United Nations, on behalf of the United Nations Joint Staff Pension Fund (the "Fund"), beneficially owns and retains sole legal power to vote and dispose of 566,812 shares. However, because Fiduciary Trust Company International ("Fiduciary"), the appointed investment advisor to the Fund, often influences these decisions, dispositive and voting power over these shares is reported as shared. Fiduciary Trust renders investment advice or has sole or shared voting or dispositive power on an additional 129,404 shares.
(4)  Cowen & Company, Cowen Incorporated and Joseph M. Cohen jointly filed a
     Schedule 13D on June 26, 1995. Cowen Incorporated is the sole general partner of Cowen & Company. Joseph M.Cohen is a director and the Chief Executive Officer of Cowen Incorporated. Mr. Cohen serves as the sole voting trustee of a voting trust, the corpus of which is the voting stock of Cowen Incorporated, and thereby is the sole controlling person of Cowen Incorporated. The Schedule 13D indicates that each of the reporting people has the indicated attributes of beneficial ownership for the following number of shares:

               Sole Voting Power                 75,100
               Shared Voting Power              225,400
               Sole Dispositive Power            75,100
               Shared Dispositive Power         445,100

(5) Fred Eychaner ("Eychaner") individually and on behalf of Newsweb Corporation ("Newsweb"), of which Eychaner is President and Chief Executive Officer, filed a Schedule 13D most recently amended on August 4, 1995 reporting the indicated attributes of beneficial ownership for the following number of shares:

                                                EYCHANER   NEWSWEB
                                                --------   -------
               Sole Voting Power                399,900         0
               Shared Voting Power                  100       100
               Sole Dispositive Power           399,900         0
               Shared Dispositive Power             100       100

                                        6


(6) Francis Peter Cundill ("Cundill"), Peter Cundill Holdings (Bermuda), Ltd. ("Holdings") and Peter Cundill & Associates (Bermuda) Ltd. ("PCB") jointly filed a Schedule 13D most recently amended on February 10, 1995 reporting the indicated attributes of beneficial ownership for the following number of shares:

                                           CUNDILL     HOLDINGS       PCB
                                           -------     --------     -------
          Sole Voting Power                 35,000           0      19,000
          Shared Voting Power              234,500     234,500     215,500
          Sole Dispositive Power                 0           0     200,500
          Shared Dispositive Power         344,500     344,500     144,000

(7) Includes 13,102 shares subject to acquisition within 60 days by exercise of stock options.
(8) Does not include shares held by William Blair & Company in its trading inventories, nor 3,900 shares owned by Mr. Blair's children as to which beneficial ownership is disclaimed.
(9) Includes 2,000 shares held in an Individual Retirement Account for the benefit of Mr. Brickfield.
(10) Includes 189,142 shares which Mr. Gardner has the right to acquire within 60 days upon exercise of stock options.
(11) Includes 6,602 shares subject to acquisition within 60 days by exercise of stock options. Does not include 160,735 shares owned by Mr. Hunnewell's mother, his aunt and their descendents.
(12) Includes 900 shares owned in joint tenancy with his wife.
(13) Includes 54,270 shares which Mr. Tinkham has the right to acquire within 60 days upon exercise of stock options. Does not include 500 shares held by a trust for his daughter of which his wife is the trustee, as to which beneficial ownership is disclaimed.
(14) Includes 126,254 shares owned by Ms. Trowbridge's mother-in-law as to which Ms. Trowbridge and her husband each has the power to vote such shares.
     Also includes 13,782 shares owned by Ms. Trowbridge's children. Does not include 10,594 shares owned by Ms. Trowbridge's husband as to which beneficial ownership is disclaimed. Also does not include approximately 460,000 shares held by other relatives of Ms. Trowbridge.
(15) Includes 330,964 shares which may be acquired by executive officers and Trustees within 60 days upon exercise of stock options.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth cash compensation for services in all capacities to the Trust during the fiscal years 1993, 1994 and 1995 of each executive officer of the Trust with cash compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL               LONG TERM
                                                    COMPENSATION           COMPENSATION           ALL OTHER COMPENSATION
                                                --------------------   --------------------       ----------------------

                                     FISCAL                            STOCK OPTION AWARDS
                                      YEAR                             -------------------     DIVIDEND
                                      ENDED                             NUMBER OF SHARES      EQUIVALENT
NAME AND PRINCIPAL POSITION         APRIL 30,    SALARY       BONUS     SUBJECT TO OPTION     PAYMENTS (1)        OTHER (2)
---------------------------         ---------    ------       -----     -----------------     ------------        --------
Charles R. Gardner, President          1995     $240,000     $50,000        45,000(3)            $ 5,007           $9,029
 and Chief Executive Officer           1994     $240,000     $     0        49,588(4)            $12,295           $8,709
                                       1993     $300,000     $     0        52,000(5)            $31,476           $3,413


David R. Tinkham, Vice President       1995     $104,000     $15,000        10,000(3)            $ 1,181           $4,962
 and Chief Financial Officer           1994     $104,000     $     0        17,288(4)            $ 2,979           $4,331
                                       1993     $130,000     $     0        18,400(5)            $ 7,885           $7,031

-------------------------

(1) Dividend equivalent payments were made on certain of the vested options granted pursuant to plans as described in the subsequent discussion of stock options.

(2) Other compensation represents the cost of term life insurance and company contributions under the Trust's 401(k) defined contribution plan. Does not include the value of perquisites which total less than 10% of the stated salaries.

(3) Excludes options to acquire 20,316 and 8,804 shares issued to Messrs. Gardner and Tinkham, respectively, on May 2, 1995 as part of base compensation to be paid in fiscal 1996.

(4) Includes options to acquire 22,588 and 9,788 shares issued to Messrs. Gardner and Tinkham, respectively, on April 13, 1994 as part of base compensation paid in fiscal 1995.

(5)  Includes options to acquire 24,000 and 10,400 shares issued to Messrs.
     Gardner and Tinkham,    respectively, on April 14, 1993 as part of base
     compensation paid in fiscal 1994.


EMPLOYEE STOCK OPTIONS


     The Trust has stock option plans adopted in 1982, 1986, 1988 and 1991. It also has option agreements entered into in 1983 and 1985 with executive officers of the Trust. Incentive Stock Options granted under the plans have terms not exceeding 10 years and non-qualified options (as defined in the Internal Revenue Code of 1986) granted under the plans and agreements have terms not exceeding 20 years. The options are exercisable in specified installments over the terms of the options and entitle the grantees to purchase for cash or previously acquired shares the number of shares specified in the options at prices equal to the fair market value of such shares on the dates on which the options were granted. The plans and agreements also allow for, and all options granted under the plans and agreements prior to fiscal 1993 provide for, dividend equivalent payments equal to the product of (i) the number of shares the grantee is eligible to purchase as of December 31 of each year multiplied by (ii) the dividends per share paid in the prior twelve month period. None of the options granted during fiscal 1993, 1994 or 1995 provide for dividend equivalent payments.

     The Trust also has a stock option plan adopted in 1993 to facilitate the granting of options to its executive officers in lieu of cash for a portion of their base compensation. The options granted pursuant to the 1993 Plan are non-qualified and have terms not exceeding 20 years. The number of shares to be optioned in any year is calculated by dividing the amount of a participant's base compensation payable in stock options, as determined each year by the Stock Option Committee, by 25% of the price of the Trust's common shares on the date the options are granted. One quarter of the total options granted in each year become exercisable after the end of each three month period corresponding to the time period over which the base compensation is earned. The options entitle the grantees to purchase for cash or previously acquired shares the number of shares specified in the options at prices equal to the fair market value of such shares on the dates on which the options were granted.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information covering options granted to each executive officer with cash compensation in excess of $100,000.


                                   INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                                                                                         Potential Realizable
                                                                                       Value at Assumed Annual
                                          Percent of                                     Rates of Stock Price
                           Number of    Total Options                                      Appreciation for
                            Shares        Granted to   Exercise                             Option Term (1)
                            Subject      Employees in    Price                        ------------------------
Name                       To Option     Fiscal Year   Per Share    Expiration Date      5%             10%
                           ---------     ------------  ---------    ---------------   --------      ----------
Grants Pursuant to 1991 Stock Option Plan


                                                                                         ,
Charles R. Gardner           45,000          78%         $10.47        2/13/2015      $778,951      $2,698,512
David R. Tinkham             10,000          17%         $10.47        2/13/2015      $173,100        $599,669


(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the shares and overall stock market conditions.


     The following table shows, with respect to executive officers with cash compensation in excess of $100,000 (1) the aggregate number of shares acquired by exercise of stock options during the fiscal year ended April 30, 1995, (2) the value realized upon acquisition of those shares, (3) the total number of shares subject to acquisition by exercise of outstanding options at April 30, 1995 which are (a) currently exercisable and (b) not currently exercisable and
(4) the total value of unexercised in-the-money options outstanding at April 30, 1995 based on share values at that date which are (a) currently exercisable and
(b) not currently exercisable.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                         Number of                   Number of Unexercised         Value of Unexercised In-The-
                           Shares                      Options at 4/30/95            Money Options at 4/30/95
                          Acquired       Value         ------------------            ------------------------
Name                    on Exercise    Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
----                    -----------    --------    -----------    -------------    -----------    -------------
Charles R. Gardner            -           -          178,416        173,988         $85,663        $181,054
David R. Tinkham              -           -           49,622         47,370         $36,757        $ 49,098


EMPLOYMENT AGREEMENTS

     The Trust has employment agreements with Mr. Gardner and Mr. Tinkham (the "Employees"), entered into in April, 1993 which, as amended provide for their employment through April 30, 1998, at total annual base compensation of not less than $300,000 and $130,000 respectively. For the period May 1, 1993 to April 30, 1995, 80% of annual base compensation was payable in cash and 20% was payable in stock options thus resulting in a decrease in net cash compensation to the Employees of 20% from their prior amounts. During the term of the contracts, up to 20% of annual base compensation may, at the discretion of the Trust, be paid in stock options rather than in cash. For the period May 1, 1995 to April 30, 1996, 20% of base compensation will be paid in stock options rather than cash. The options are issued under the 1993 Employees' Stock Option Plan and, in accordance with the Plan's terms, are valued at 25% of the fair value of the Trust's common shares at the dates of grant.

       Each employment agreement also provides that, if the Trust terminates the agreement without cause or if there has been a change in control (as defined) and the Employee determines that, due to changed circumstances, he is unable to effectively carry out his duties and responsibilities and thereby resigns, the Trust is obligated to (i) pay the Employee his base compensation for 36 months thereafter, (ii) grant him stock options to acquire three times the average annual number of shares that were subject to options (excluding options granted as part of base compensation) granted to him during the prior 24 months at an exercise price per share equal to the then fair market value of shares of the Trust, (iii) cause to vest immediately all then outstanding stock options and
(iv) continue to provide all other benefits to which the Employee would have otherwise been entitled during the 36 month period.

     Mr. Gardner's and Mr. Tinkham's current employment agreements continued substantially the same structure and terms as established in Mr. Gardner's prior employment agreement entered into in 1989 (other than the salary replacement options implemented in 1993 and the differential in Mr. Tinkham's compensation level). This past year, rather than having the employment agreements extended pursuant to their automatic extension provisions for additional one-year periods, the Board implemented its option to fix the term expiration under each agreement at the then applicable expiration date of December 31, 1997; however, the term expiration under each agreement has recently been extended to April 30, 1998 in order to coordinate the executives' compensation years and the Board's compensation review cycle with the Trust's fiscal year. The Compensation Committee, in conjunction with management, is currently reviewing the structure and terms of the executive employment agreements in light of current industry standards and the challenges and opportunities facing the Trust in a potentially recovering real estate market.

  PENSION PLAN INFORMATION

     The Trust adopted two retirement plans in fiscal 1987 (and subsequently amended): (1) The Chicago Dock and Canal Trust Retirement Plan (the "Qualified Plan"); and (2) The Chicago Dock and Canal Trust Supplemental Executive Retirement Plan (the "Supplemental Plan"). The full cost of the Qualified Plan and the Supplemental Plan is paid by the Trust.

     The Qualified Plan is a qualified defined benefit plan pursuant to the Internal Revenue Code which covers all employees of the Trust with at least twelve months of continuous service. Full vesting occurs after three years of service. It provides for monthly pensions payable after age 65 equal to one and two thirds percent of the participant's highest average monthly compensation over 60 consecutive months of the last 120 months of service multiplied by his or her years of service to a maximum of 30 years less one and two thirds percent of his or her primary social security benefit multiplied by his or her years of service to a maximum of 30 years. There are currently 8 participants in the Qualified Plan.

     The Supplemental Plan is a non-qualified defined benefit plan which covers executive officers of the

Trust with at least three years of service who have been designated by the Compensation Committee as participants. It provides for annual pensions payable at age 65 equal to two percent of the participant's highest annual earnings paid during the last five plan years of employment multiplied by his years of service to a maximum of 30 years less amounts paid or payable under the Qualified Plan and 100% of the participant's Social Security benefit payable at age 65. There are currently two participants in the Supplemental Plan: Mr. Gardner and Mr. Tinkham.

     Compensation covered by the Qualified Plan and the Supplemental Plan includes salary as shown in the Summary Compensation Table but excludes expense reimbursements, employer contributions to benefit plans, the value of stock option grants and dividend equivalent payments. The Supplemental Plan includes as covered compensation the portion of base compensation paid in stock options in lieu of cash. As of June 1, 1995, Mr. Gardner had approximately fourteen years of credited service and Mr. Tinkham approximately thirteen years of credited service.

     The following table presents the estimated total annual benefits payable upon retirement at age 65 to employees in the listed compensation and years of service classifications pursuant to the Qualified Plan, the Supplemental Plan and Social Security. Benefits payable by the Qualified Plan and Supplemental Plan are computed on the basis of single-life annuity and are reduced by Social Security benefits as described above.

                               PENSION PLAN TABLE



        HIGHEST
        ANNUAL
     COMPENSATION                               YEARS OF SERVICE
        IN LAST      --------------------------------------------------------
        5 YEARS           15             20            25               30
        -------      ----------     ----------    ----------       ----------
       $ 50,000      $ 15,000       $ 20,000      $ 25,000         $ 30,000
        100,000        30,000         40,000        50,000           60,000
        200,000        60,000         80,000       100,000          120,000
        300,000        90,000        120,000       150,000          180,000
        400,000       120,000        160,000       200,000          240,000
        500,000       150,000        200,000       250,000          300,000


                            COMPENSATION OF TRUSTEES

     Non-employee Trustees receive a cash fee of $500 for each Board or Committee meeting (except meetings of the Stock Option Committee) attended not to exceed two meetings per day. Trustees are reimbursed for expenses incurred attending Board and Committee meetings and expenses incurred in contacting shareholders with respect to matters affecting the Trust. They also receive an annual retainer fee of $10,000, paid in cash through April 30, 1993. For the fiscal years starting May 1, 1993 and May 1, 1994, the retainer fee was paid in stock options rather than cash. The retainer fee for the fiscal year starting May 1, 1995 is also payable in stock options. The stock options granted in payment of the annual retainer fees are issued under the Trust's 1993 Trustees' Stock Option Plan (the "1993 Trustees' Plan"). Non-employee Trustees also participate in the Trust's 1988 Trustees' Stock Option Plan (the "1988 Trustees' Plan").

     TRUSTEE STOCK OPTIONS

     The 1988 Trustees' Plan, which was approved by the Shareholders of the Trust, provides for the grant of stock options to non-employee Trustees of the Trust covering an aggregate of 40,000 shares of the Trust. The 1988 Trustees' Plan provides that each year, as of the date of election or re-election as a Trustee at the Annual Meeting of Shareholders, each non-employee Trustee will automatically receive an option to acquire 500 shares of the Trust at the then-current market value, subject to a maximum of 5,000 shares per Trustee.
The options are not exercisable prior to one year after the date of grant, except in certain circumstances, including retirement in accordance with the Trust's policy. The exercise price is equal to the fair market value of a share on the date the option was granted. It is payable in cash or in previously
acquired shares or a combination thereof.    In fiscal 1995, options covering
500 shares, with an exercise price of $9.96 per share, were granted under the 1988 Trustees' Plan to each non-employee Trustee of the Trust (as identified in Agenda Item 1 plus Mr. Axelson, but excluding new nominee Mr. Gates).

     The 1993 Trustees' Plan, which was approved by the Shareholders, facilitates the granting of options to non-employee Trustees in lieu of cash for all or a portion of their annual retainer fee. The options granted pursuant to the 1993 Trustees' Plan are non-qualified and have terms not exceeding 20 years. The portion of the annual retainer fee to be paid in options rather than cash is determined each year by the Board; and in accordance with the 1993 Trustees' Plan, the number of shares to be optioned is calculated by dividing the dollar amount of the designated portion of the annual retainer fee by one-fourth of the price of the Trust's common shares on the date the options are granted.

     At its meeting of April 12, 1995, the Trustees unanimously voted to pay the retainer fee for the fiscal year starting May 1, 1995 in stock options rather than cash. Accordingly, options to acquire 3,676 shares at $10.875 per share (the average high and low sales price on April 13, 1995, as reported by NASDAQ: there were no reported trades on April 12, 1995) were granted to each non-employee Trustee (as identified in Agenda Item 1 plus Mr. Axelson, but excluding new nominee Mr. Gates) on April 12, 1995. Options with respect to 919 shares vested (or will vest) and became (or become) exercisable May 1, 1995, August 1, 1995, November 1, 1995 and February 1, 1996 provided that the Trustee is still serving as such on those dates.

     Vesting of the trustee stock options is subject to acceleration in certain circumstances if there is a change in control, as defined in the option agreements.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The members of the Compensation Committee were Kenneth S. Axelson, Chairman, Peter J. P. Brickfield and Robert E. Wood II. None of the Committee members (i) was, during the prior fiscal year, an officer or employee of the Trust, (ii) was formerly an officer of the Trust or any of its subsidiaries,
(iii) had any transaction or series of transactions with the Trust with value in excess of $60,000 or (iv) is or ever has been indebted to the Trust.

     No executive officer of the Trust served as a member of the Compensation Committee of another entity employing a member of the Trust's Compensation Committee.

     No executive officer of the Trust served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Trust.

     No executive officer of the Trust served as a member of the Compensation Committee of another entity, one of whose executive officers served as a Trustee of the Trust.

                          COMPENSATION COMMITTEE REPORT

     The Board of Trustees and the Compensation Committee believe that an effective compensation program for executive officers and key employees should
(i) enable the Trust to compete for and to retain qualified executives, (ii) reward operational success in a timely fashion and (iii) encourage the Trust's executive officers to focus on increasing shareholder value. The Compensation Committee believes that ownership of a significant equity position in the Trust is the best means to obtain the desired focus on shareholder value and that, over time, the executive officers can most readily be made significant shareholders in the Trust through the executive compensation program.

     With these objectives in mind, the Trust takes a two-pronged approach to executive officer and key employee compensation: first, it pays a competitive base salary; and second, it links both short-term and long-term incentive compensation directly or indirectly to increases in shareholder value. It is intended that, as their holdings of Trust stock continue to increase, executive officers in particular will approach their responsibilities more and more like owners of the Trust. The Trust also provides competitive health, retirement and savings programs to all its employees.

     The Committee's view that aggressive long-term incentive programs utilizing Trust stock motivate executive performance and focus management's attention on increasing shareholder value over the long-term is carried over to the compensation of Board members. The non-employee members of the Board receive a substantial portion of their compensation in options to acquire Trust stock.

     The overall structure and terms of the executives' current employment agreements were established in Mr. Gardner's prior employment agreement entered into in 1989. The Compensation Committee, in conjunction with management, is currently reviewing the structure and terms of the executives' employment agreements in light of current industry standards and the challenges and opportunities facing the Trust in a potentially recovering real estate market.

     A. CURRENT COMPENSATION. The Trust pays competitive salaries to attract and retain the highly qualified executive officers needed to manage the Trust. The Committee each year has reviewed compensation surveys of other real estate investment trusts to assure that the Trust's salary levels are competitive. The Compensation Committee then measures executive performance against goals and objectives established by the Board of Trustees at the beginning of each year. These goals and objectives specify short-term, mid-term and long-term issues which must be dealt with in order to maximize the return on Trust assets and, therefore, the value of the Trust shares. These issues include management operational matters, planning requirements, and particular development and transaction opportunities. The Trust has no formal bonus plan although bonuses have been granted from time to time to recognize outstanding performance. In fiscal 1995, bonuses were granted to Messrs. Gardner and Tinkham of $50,000 and $15,000, respectively, in recognition of the completion of the land site transaction with the Chicago Music and Dance Theater, Inc.

      In addition to the evaluation of management's performance in light of the established goals and objectives, the Trust will suspend or limit annual salary increases when operating performance of the Trust, whether due to overall market conditions or otherwise, will not support them. Accordingly, the base salaries of Mr. Gardner, the CEO, and Mr. Tinkham, the CFO, were not increased for calendar 1993, 1994 or 1995. Further, their employment contracts were amended in April of 1993 to provide that, at the option of the Trust, up to 20% of their base compensation could be payable in stock options ("Salary Replacement Options") rather than cash to conserve the Trust's cash for use in future development of the Trust's land.

     The Salary Replacement Options are granted pursuant to the Trust's 1993 Employees' Stock Option

Plan. The Plan is administered by the Stock Option Committee, which, in conjunction with the Compensation Committee, annually determines the portion of an employee's base compensation for any fiscal year, up to 20%, to be paid in Salary Replacement Options rather than cash. That determination is made primarily on the basis of current and projected cash needs and resources of the Trust. Pursuant to the terms of the 1993 Plan, the number of Salary Replacement Options granted in lieu of cash is equal to the amount of base salary payable in options divided by one-fourth of the value of a share on the date of grant.

     The exercise price of the options shall not be less than 100% of the fair market value of a share on the date of grant. One quarter of the total options granted each fiscal year become exercisable at the end of each quarter of the Trust's fiscal year. If employment terminates for any reason, rights to exercise any option cease except for those which have become exercisable prior to the date of termination. All options lapse after 20 years from the date of grant.

     For the fiscal years beginning May 1, 1994 and May 1, 1995, 20% of base salaries were paid (or are payable) in Salary Replacement Options. In April, 1994, for fiscal 1995, option grants covering 22,588 and 9,788 shares were made to Messrs. Gardner and Tinkham, respectively, in lieu of cash salary of $60,000 and $26,000, respectively. The May, 1995 option grants covering 20,316 and 8,804 shares were made to Messrs. Gardner and Tinkham, respectively, in lieu of cash salary of $60,000 and $26,000, respectively, to be paid in fiscal 1996.

     B. LONG-TERM INCENTIVE COMPENSATION. The Trust uses its other Stock Option Plans as the foundation for its long-term stock-based incentive compensation program. Options are granted, and the plans are administered, by the Stock Option Committee, which consists of all Trustees except Mr. Gardner.

      Because all of the Trust's Stock Option Plans require that options be granted at no less than fair market value, a gain can only result if the Trust's share price increases from the date of grant. This ties this incentive program
directly to increasing shareholder value.   In the Compensation Committee's
view, stock options provide a special acknowledgement for key employees' efforts to maximize shareholder value to date, a strong incentive to them to continue those efforts, and, by reason of the 10 year vesting schedule, a significant incentive for them to remain with the Trust.

     In fiscal 1995, Mr. Gardner received options to acquire 45,000 shares pursuant to the long-term incentive stock option plans (other than Salary Replacement Options) or 78% of the total options granted pursuant to those plans. Mr. Tinkham received options to acquire 10,000 shares and two other Trust employees received the balance of the options (covering 3,000 shares) granted pursuant to those plans.

     The actions of the Compensation Committee are subject to the approval of, and have been approved by, the full Board of Trustees, excepting Mr. Gardner, who does not participate in discussions on his own compensation.

                                        Submitted by:

                                        The Compensation Committee of the
                                        Board of Trustees of The Chicago
                                        Dock and Canal Trust
                                        July 19, 1995


                                             Kenneth S. Axelson, Chairman
                                             Peter J. P. Brickfield
                                             Robert E. Wood II

                             STOCK PERFORMANCE GRAPH

     The following graph depicts the value of a $100 investment in the Trust and a similar investment in the Standard & Poor's 500 index and the index of all real estate investment trusts as compiled by the National Association of Real Estate Investment Trusts ("NAREIT") on April 30, 1990 and on each April 30 for the succeeding five years, assuming re-investment of all dividends.


                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN

                     1990      1991      1992      1993      1994      1995

THE TRUST             100        73        48        56        57        66
NAREIT ALL REITS      100       112       122       154       166       164
S&P 500               100       118       134       146       154       181


     As supplemental information, the following graph depicts the value of a $100 investment in the Trust and a similar investment in the Standard & Poor's 500 index and the index of all real estate investment trusts as compiled by NAREIT, on April 30, 1981 and on each April 30 for the succeeding fourteen years, assuming re-investment of all dividends. Values prior to listing of the shares on NASDAQ in October, 1986 are based on reported bid prices. Management believes that real estate is a cyclical industry and thus should also be viewed over a longer time period than the required five year period. The starting point of this graph is when current management was hired and began the process of redeveloping the Trust's property.


                    COMPARISON OF FOURTEEN YEAR CUMULATIVE RETURN

                    1981  1982  1983  1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994  1995
THE TRUST            100   227   385   431   485   469   785   646   660   473   347   229   265   270   312
NAREIT ALL REITS     100    98   155   165   199   220   242   236   235   214   239   261   330   357   351
S&P 500              100    93   138   140   165   225   285   266   327   361   425   484   529   557   654


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's Trustees and executive officers, and persons who own more than ten percent (10%) of a registered class of the Trust's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, Trustees and ten percent (10%) stockholders are also required by SEC rules to furnish the Trust with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Trust believes that all
Section 16(a) filing requirements applicable to its officers, Trustees and ten percent (10%) stockholders during the fiscal year ended April 30, 1995 were satisfied.

                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Trust not later than April 19, 1996 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting.